Exhibit 99.1

SCBT Financial Corporation

Jimmy Addison Appointed to the SCBT Financial Corporation Board of Directors

COLUMBIA, S.C.—May 23, 2006—Jimmy Addison was elected to the Board of Directors of SCBT Financial Corporation (NASDAQ: SCBT) by its current directors at SCBT's board meeting held on Thursday, May 18. Currently, Addison will serve on the Audit Committee.

A native of Lancaster, SC, Addison began his career at SCANA Corporation in 1991 as controller of its principal subsidiary, SCE&G. He assumed the additional management responsibility of the information technology group in 1996. In 2001, Addison became vice president of Finance of SCANA and its subsidiaries, and he was appointed chief financial officer of SCANA in May 2006.

Prior to joining SCANA, Addison worked in public accounting at the international firm Deloitte & Touche and as partner in a Columbia accounting firm. A graduate of the University of South Carolina, he earned a BS in Accounting and a Masters of Accountancy. He is a certified public accountant in the state of South Carolina.

Addison participates in various community organizations in South Carolina including service on the board of The Oliver Gospel Mission and the Advisory Board of the Moore School of Business at the University of South Carolina. He also serves as treasurer of the Southeastern Electric Exchange and recently assisted in establishing a business-based mentoring program at Fairfield Central High School. He previously served as a board member of EdVenture Children’s Museum, Sexual Trauma Services, the Saluda Shoals Foundation, and the USC Accounting Advisory Board. He is the recipient of the Moore School's 2001 Distinguished Young Alumni Award.

Addison and his wife Patti are members of Christus Victor Lutheran Church.

SCBT Financial Corporation is a multi-bank holding company whose principal subsidiaries are South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A. The Mortgage Banc, Inc. is a wholly owned subsidiary of South Carolina Bank and Trust, N.A. Through these subsidiaries, SCBT Financial Corporation operates 43 financial centers in 16 South Carolina counties, and has served South Carolinians for over 72 years. The company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation’s common stock trades on The NASDAQ National Market® under the symbol SCBT.

For additional information, please visit our website at www.SCBandT.com.

CONTACT: SCBT Financial Corporation
  Donna Pullen, 803-765-4558

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